UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2010

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada		L6K 2Y1
(Address of principal executive offices)		(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 29, 2010, Fosters Star Limited (“Fosters”), an indirect wholly-owned subsidiary of Tim Hortons Inc. (the “Corporation”), completed the previously announced disposition of shares representing 50% of the joint venture interest in CillRyan’s Bakery Limited (“CillRyan’s” or the “Maidstone Bakeries Joint Venture”) to Prophy, a wholly-owned subsidiary of Aryzta AG (“Aryzta”) for gross cash proceeds of Cdn.$475 million pursuant to the terms of the joint venture arrangements.

Pursuant to the terms of the joint venture arrangements, any shareholder of CillRyan’s (the “Originating Shareholder”) had the right and option to give the other shareholder by notice in writing (the “Compulsory Notice”) an offer (i) to purchase from the other shareholder all but not less than all of the shares of CillRyan’s held by the other shareholder at a particular price per share and on the same terms and conditions set forth in the Compulsory Notice and (ii) to sell to the other shareholder all but not less than all of the shares held by the Originating Shareholder at the same price per share and on the same terms and conditions set forth in the Compulsory Notice.

Pursuant to the buy/sell provision in the joint venture arrangements, Prophy gave Fosters notice offering to purchase all but not less than all of the B ordinary shares in CillRyan’s held by Fosters for an aggregate purchase price of Cdn.$475,000,000 or to sell all but not less than all of the A ordinary shares in CillRyan’s held by Prophy for an aggregate purchase price of Cdn.$475,000,000. Fosters accepted Prophy’s offer to purchase from Fosters all of the B ordinary shares held by Fosters in August, 2010.

A copy of the Corporation’s press release dated October 28, 2010 announcing the expected completion of the disposition of the 50% interest in the Maidstone Bakeries Joint Venture is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release issued by the Corporation dated October 28, 2010

Exhibit 99.2	Safe Harbor Statement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: October 29, 2010	By:	/s/ JILL E. AEBKER
Jill E. Aebker
Deputy General Counsel and Secretary